ARROW FINANCIAL CORPORATION

250 Glen Street, Glens Falls, New York 12801

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Shareholders of Arrow Financial Corporation:

Notice is hereby given that the Annual Meeting of Shareholders of Arrow Financial Corporation, a New York corporation, will be held at the Queensbury Hotel, Maple Street and Ridge Street, Glens Falls, New York, on Wednesday, April 30, 2003, at 10:00 a.m. for the purpose of considering and voting upon the following matters:

1. The election of three directors to Class B for terms of three years or until their successors shall have been elected and qualified.

2. Any other business which may be properly brought before the meeting or any adjournment thereof.

By Order of the Board of Directors

GERARD R. BILODEAU

Corporate Secretary

March 28, 2003

YOU ARE REQUESTED TO SIGN AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE, WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON. YOU MAY REVOKE YOUR PROXY AT ANY TIME PRIOR TO THE MEETING, OR IF YOU ATTEND THE MEETING, YOU MAY REVOKE YOUR PROXY AT THAT TIME, IF YOU WISH.

ARROW FINANCIAL CORPORATION

250 Glen Street

Glens Falls, New York 12801

PROXY STATEMENT FOR ANNUAL MEETING OF SHAREHOLDERS

April 30, 2003

This proxy statement is furnished in connection with the solicitation by the Board of Directors of Arrow Financial Corporation, a New York corporation, of proxies to be voted at the Annual Meeting of Shareholders to be held on Wednesday, April 30, 2003, at 10:00 a.m., at the Queensbury Hotel, Maple Street and Ridge Street, Glens Falls, New York 12801, and at any adjournment thereof. This proxy statement and the accompanying proxy card are first being sent to shareholders on March 28, 2003. In addition, a copy of Parts I and II of Arrow's Annual Report on Form 10-K for the year ended December 31, 2002, which includes Arrow's financial statements, is enclosed with this proxy statement.

At the meeting, three directors will be elected to Class B of our Board of Directors.

RECORD DATE AND VOTING RIGHTS

Who is entitled to vote?

Each shareholder of record as of the close of business on the record date, March 7, 2003, is entitled to notice of, and to vote at, the shareholders' meeting. At the close of business on that date, there were outstanding and entitled to vote 7,996,120 shares of common stock, $1.00 par value. Common stock is our only class of stock outstanding. Owners of record at the close of business on the record date are entitled to one vote on each matter submitted to a vote at the meeting for each share of common stock owned.

What constitutes a quorum at the meeting?

In order to conduct business at the meeting, a quorum must be present. A majority of the outstanding shares of our common stock present or represented by proxy at the meeting will constitute a quorum. Consistent with applicable state law and our Certificate of Incorporation and Bylaws, we will treat all shares represented by proxy or in person at the meeting as shares present or represented at the meeting for purposes of determining a quorum.

Shares represented by proxies or ballots marked "WITHHOLD" on Proposal 1 (the only proposal to be voted on at the meeting) will be treated as shares present or represented at the meeting for purposes of determining a quorum, but will not be treated as shares voting on Proposal 1.

Shares held in "street name" by brokers (meaning shares held in the name of brokers or their nominees but actually owned by the broker's customers) that are present or represented at the meeting but are not voted by such brokers, for any reason (so-called "broker non-votes"), will be treated as shares present in person or represented by proxy at the meeting for purposes of determining a quorum on that proposal or matter, but will not be treated as shares voting on each proposal or matter.

How many votes are required for the election of directors?

The affirmative vote of a plurality of the shares present or represented at the meeting and voting on Proposal 1, Election of Directors, is required for the election of directors. A "plurality" means receiving a higher number of votes than any other candidate. In other words, the nominees receiving the most "FOR" votes will be elected as directors, regardless of the total number of shares voting or whether such nominees receive a majority of all shares voted. Neither broker non-votes nor shares voted "WITHHOLD" will have the effect of a vote "AGAINST" the election of one or more directors.

How many votes are required for any other matter?

The affirmative vote of a majority of the shares present in person or represented by proxy and voting at the meeting would be required for approval of any other matter that might be submitted to a vote at the meeting. (Under our Bylaws, at this time no additional matters may be submitted for consideration by shareholders at the upcoming meeting, other than procedural issues such as adjournment or continuation). If any such other procedural matter arises, any shares represented by proxies may be voted at the discretion of the attorneys-in-fact named in the proxies, to the extent permitted by law.

How do I submit my proxy?

If you are entitled to vote and wish to submit a proxy to vote at the meeting, you may do so by returning the enclosed proxy card by mail. If your shares are held by a broker or bank, you must follow the voting instructions on the form you receive from your broker or bank.

Can I revoke my proxy?

Yes. If you execute a proxy card as solicited by this proxy statement, you have the power to revoke it prior to the voting of the proxy at the meeting. You may revoke your proxy by attending the meeting and voting your shares of stock in person, or by delivering, prior to the meeting, a written notice of revocation of proxy or a later-dated, properly executed proxy to:

Mr. Gerard R. Bilodeau

Corporate Secretary

Arrow Financial Corporation

250 Glen Street

Glens Falls, New York 12801

How are proxies being solicited?

Proxies are being solicited by mail. They may also be solicited by our directors, officers and regular employees personally or by telephone or telegraph, but those persons will receive no additional compensation for such services. We will bear all costs of soliciting the proxies. If we utilize the services of other financial institutions, brokerage houses or other custodians, nominees or fiduciaries to solicit proxies, we will reimburse them for their out-of-pocket expenses.

PROPOSALS BY SHAREHOLDERS

May a shareholder raise a matter for consideration or nominate a person for election to the Board of Directors at the meeting?

Yes, but only if certain conditions are met. Under our Bylaws, shareholders wishing to bring a matter for a shareholder vote at the annual meeting or to nominate a person for election to the Board at an annual meeting must deliver a written notice to the Corporate Secretary not less than 120 days before the anniversary date of the prior year's annual meeting. Thus, for next year's annual meeting of shareholders (in 2004), the written notification must be received by the Corporate Secretary not later than January 1, 2004 (there are different rules if the future year's meeting date is changed by more than 30 days from the prior year's meeting date).

A shareholder's written notice must contain the information specified in the Bylaws, including name and address, appropriate information regarding the matter sought to be presented or person proposed to be nominated, and the number of record shares of common stock owned by the proposing shareholder.

The above rules apply only to matters that shareholders wish to raise themselves at an annual meeting. Shareholders who wish to have matters considered by the Board of Directors for inclusion in the company's annual meeting proxy statement must comply with other rules (see following questions).

What if shareholders wish to submit proposals for inclusion in our proxy statement?

If a shareholder wishes to have a particular proposal considered by the Board for inclusion in the company's proxy statement for an annual meeting, the shareholder must satisfy the requirements established by the Securities and Exchange Commission. The particular proxy rule, Rule 14a-8, requires that shareholders submit their proposals in writing to the company at least 120 days before the anniversary date of the proxy statement mailing date for the prior year's annual meeting. Thus, any shareholder wishing to submit a proposal for inclusion in the company's proxy statement for next year's annual shareholders' meeting (in 2004) must deliver a proposal to the Corporate Secretary, at the address listed on the previous page, no later than November 29, 2003. The notice must satisfy the SEC rules, including a clear description of the proposal, a brief statement supporting the proposal and all required information about the proposing shareholder.

May shareholders submit recommendations to the company for nominees for director?

Shareholders may submit recommendations regarding nominees for director. For further information on the nomination process, see "Certain Board Committees" on page 7.

PRINCIPAL SHAREHOLDERS OF THE COMPANY

To the knowledge of the Board of Directors, no one person or group of persons acting in concert beneficially owned more than 5 percent of the outstanding shares of Arrow's common stock as of December 31, 2002.

Our subsidiary, Glens Falls National Bank and Trust Company, in its capacity as fiduciary of numerous Trust Department accounts, including as trustee of our Employee Stock Ownership Plan ("ESOP"), held 1,236,207 shares of Arrow common stock, or 15.40 percent of the total outstanding shares on December 31, 2002. Glens Falls National Bank was the beneficial owner of only a relatively small number of these shares, however, as other persons (e.g., the ESOP participants) had the sole power to vote and/or direct the disposition of most of these shares. As a result, Glens Falls National Bank did not beneficially own more than 5 percent of the outstanding shares of Arrow common stock on that date.

ITEM 1. ELECTION OF DIRECTORS AND

INFORMATION WITH RESPECT TO DIRECTORS AND OFFICERS

The first item to be acted upon at the meeting is the election of three directors to Class B (the class whose term normally expires at this meeting). Upon recommendation by the Compensation/Nomination Committee of the Board, Messrs. Carusone, Kruczlnicki and Moynehan have been nominated for election to Class B of the Board of Directors, each to hold office for a term of three years or until his successor shall be duly elected and qualified. Directors will be elected by a plurality of the shares voted at the meeting.

Under our Certificate of Incorporation and Bylaws, the Board of Directors is divided into three classes, one class to be elected each year for a term of three years. The total number of directors is fixed from time to time by the Board of Directors. As of the meeting, the number of directors will be ten.

All proxies which are timely received by the Corporate Secretary in proper form prior to the election of directors at the meeting, and which have not been revoked, will be voted "FOR" the Board's nominees described above (unless any nominee is unable to serve or for good cause refuses to serve), subject to any specific voting instructions received with any proxy, including the withholding of authority to vote for any or all nominees.

Each of the nominees has consented to being named in this proxy statement and to serve if elected, and the Board knows of no reason to believe that any nominee will decline or be unable to serve if elected. Each of the nominees is presently serving on the Board of Directors.

The table below provides information on each of the Board's nominees as well as each of the current directors whose terms do not expire at the meeting and each of the executive officers of Arrow who are not also directors:

NOMINEES FOR DIRECTOR AND DIRECTORS CONTINUING IN OFFICE

Name and Principal Occupation (a)(b)(c)	Age	Director of Arrow Since	Shares of Arrow Common Stock Beneficially Owned As of December 31, 2002 (d)
			Number	Percent
Nominees for Director Class B (Terms Expiring in 2006)
John J. Carusone, Jr. Attorney, Carusone & Carusone	61	1996	1,429 (1)	---
David G. Kruczlnicki President & CEO, Glens Falls Hospital	50	1989	22,913 (2)	---
David L. Moynehan President, Riverside Gas & Oil Co., Inc.	57	1987	24,578 (3)	---
Directors Continuing in Office Class C (Term Expiring in 2004)
Jan-Eric O. Bergstedt Vice President, Kadant, Inc., Retired Former President, AES Engineered Systems	67	1999	3,519 (4)	---
Mary-Elizabeth T. FitzGerald Executive Director, Tri-County United Way, Retired	63	2001	3,390	---
Thomas L. Hoy President & CEO, Arrow and Glens Falls National Bank and Trust Company	54	1996	144,539 (5)	1.78
Directors Continuing in Office Class A (Terms Expiring in 2005)
Kenneth C. Hopper, M.D. Chairman & CEO, Northeastern Toxicology Laboratory	64	1983	58,779 (6)	---
Elizabeth O'C. Little New York State Senator - 45th District Former New York State Assemblywoman - 109th District	62	2001	858 (7)	---
Michael F. Massiano Chairman of the Board, Arrow and Glens Falls National Bank and Trust Company	68	1983	82,963 (8)	1.03
Richard J. Reisman, D.M.D. Oral & Maxillofacial Surgeon Chairman, Department of Dentistry, Glens Falls Hospital	57	1999	9,298 (9)	---

NOMINEES FOR DIRECTOR AND DIRECTORS CONTINUING IN OFFICE (CONTINUED)

Name and Principal Occupation (a)(b)(c)	Age	Director of Arrow Since	Shares of Arrow Common Stock Beneficially Owned As of December 31, 2002 (d)
			Number	Percent
Other Executive Officers)
John J. Murphy Executive Vice President, Treasurer & CFO of Arrow and Senior Executive Vice President, CFO and a Director of Glens Falls National Bank and Trust Company	51	N/A	94,603 (10)	1.17
John C. Van Leeuwen Senior Vice President & Chief Credit Officer of Arrow and Executive Vice President & Chief Credit Officer of Glens Falls National Bank and Trust Company	59	N/A	31,707 (11)	---
Gerard R. Bilodeau Senior Vice President & Corporate Secretary of Arrow and Senior Vice President & Cashier of Glens Falls National Bank and Trust Company	56	N/A	51,115 (12)	---
Shares of Arrow Common Stock Beneficially Owned as of December 31, 2002 By All Directors and Executive Officers as a Group			529,691 (13)	6.43

Explanatory Notes:

(a) All directors of Arrow also serve as directors of its principal subsidiary, Glens Falls National Bank and Trust Company, except for Mr. Carusone, who also serves as a director of Saratoga National Bank and Trust Company. Of the nominees and directors continuing in office, only Mr. Hoy is currently an officer or employee of Arrow or its subsidiaries, although Mr. Massiano, formerly the Chief Executive Officer of Arrow, continues as Chairman of the Board of Arrow and Glens Falls National Bank and Trust Company and provides consulting services. See "Compensation of Directors".

(b) The business experience of each director during the past five years was that typical to a person engaged in the principal occupation or business listed for each during that period. Except as noted, each of the nominees and directors continuing in office has held the same or another executive position with the same employer during the past five years.

(c) No family relationship exists between any two or more of the nominees, directors or executive officers of Arrow or its subsidiaries, except that David L. Moynehan, a director of Arrow, is the brother-in-law of John J. Murphy, the Executive Vice President, Treasurer & Chief Financial Officer of Arrow.

(d) Beneficial ownership of shares, determined in accordance with applicable Securities and Exchange Commission rules, includes shares as to which a person, directly or indirectly, has or shares voting power and/or investment power, and all shares which the person has a right to acquire within 60 days of the reporting date. Unless otherwise noted below, each person was sole beneficial owner of all shares listed above as owned by each. Percentage ownership is listed only for those who beneficially owned at least one percent (1%) of the outstanding shares.

Beneficial Ownership Notes:

(1) Includes 779 shares held directly by Mr. Carusone, and 650 shares held in Mr. Carusone's account under the Director, Officer and Employee Stock Purchase Plan (the "SPP").

(2) Includes 1,223 shares held directly by Mr. Kruczlnicki, 20,981 shares held in Mr. Kruczlnicki's account under the SPP, and 709 shares held jointly by Mr. Kruczlnicki with his wife.

(3) Includes 20,404 shares held directly by Mr. Moynehan, 288 shares held in Mr. Moynehan's account under the SPP, and 3,886 shares held jointly by Mr. Moynehan with his wife.

Beneficial Ownership Notes (Continued):

(4) Includes 2,052 shares held directly by Mr. Bergstedt and 1,467 shares held in Mr. Bergstedt's account under the SPP.

(5) Includes 48,390 shares held directly by Mr. Hoy, 39 shares held in Mr. Hoy's account under the SPP, 19,715 shares held in Mr. Hoy's account under Arrow's ESOP, 1,344 shares held by Mr. Hoy's wife directly, 247 shares held in Mr. Hoy's Simplified Employee Pension Plan account, 5,298 shares subject to exercisable options received by Mr. Hoy under Arrow's compensatory stock option plans held by Mr. Hoy's trust directly, and 69,506 shares subject to exercisable options received by Mr. Hoy under Arrow's compensatory stock option plans.

(6) Includes 28,468 shares held directly by Dr. Hopper, 216 shares held in Dr. Hopper's account under the SPP, 30,062 shares held in Dr. Hopper's wife's custody account, and 33 shares held by a company that Dr. Hopper controls.

(7) Includes 267 shares held directly by Ms. Little and 591 shares held in Ms. Little's account under the SPP.

(8) Includes 48,084 shares held directly by Mr. Massiano, 5,917 shares held by Mr. Massiano's wife directly, and 28,962 shares subject to exercisable options received by Mr. Massiano under Arrow's compensatory stock option plans.

(9) Includes 6,140 shares held directly by Dr. Reisman, 2,938 shares held in Dr. Reisman's account under the SPP, and 220 shares held directly by Dr. Reisman's wife.

(10) Includes 1,862 shares held directly by Mr. Murphy, 1,514 shares held jointly with his wife in Mr. Murphy's account under the SPP, 18,783 shares held in Mr. Murphy's account under Arrow's ESOP, 19,921 shares held jointly with his wife, and 52,523 shares subject to exercisable options received by Mr. Murphy under Arrow's compensatory stock option plans.

(11) Includes 3,131 shares held directly by Mr. Van Leeuwen, 113 shares held in Mr. Van Leeuwen's account under the SPP, 8,020 shares held in Mr. Van Leeuwen's account under Arrow's ESOP, 10 shares held jointly with his wife, 330 shares held by Mr. Van Leeuwen as custodian for his sons, and 20,103 shares subject to exercisable options received by Mr. Van Leeuwen under Arrow's compensatory stock option plans.

(12) Includes 3,559 shares held directly by Mr. Bilodeau, 1,573 shares held jointly with his wife in Mr. Bilodeau's account under the SPP, 14,815 shares held in Mr. Bilodeau's account under Arrow's ESOP, and 31,168 shares subject to exercisable options received by Mr. Bilodeau under Arrow's compensatory stock option plans.

(13) Includes an aggregate of 207,560 shares subject to exercisable options held by such group, which they received under Arrow's compensatory stock option plans.

In 2002, the Board of Directors of Arrow met five times. During the year, each of the directors attended at least 75 percent of the total number of meetings of both the Board and all the committees of which the director was a member.

Certain Board Committees

The Executive Committee met twice during the last fiscal year. Members of the Executive Committee are Directors Bergstedt, Hopper, Hoy, Massiano and Moynehan. Director Massiano serves as Chairman. The Executive Committee has the authority to act for the Board, except that it may not submit matters to shareholders, fill Board vacancies, fix Board or committee compensation, amend or adopt Bylaws, or amend or repeal any resolution of the Board.

The Audit Committee met three times during the last fiscal year. Members of the Audit Committee are Directors Bergstedt, Carusone, Hopper, Little and Reisman. Director Bergstedt serves as Chairman. Each of the members is an independent director as currently defined under NASD guidelines. The Audit Committee oversees the company's accounting, auditing and financial reporting. One of its principal responsibilities is oversight and control of the relationship of the company and its independent auditor. The Committee causes suitable audits and examinations to be made, reviews the adequacy of internal controls and procedures, and makes recommendations and reports to the full Board of Directors.

The Compensation/Nomination Committee met one time during the last fiscal year. Members of the Compensation/Nomination Committee are Directors Bergstedt, Hopper and Kruczlnicki. Director Hopper serves as Chairman. The Compensation/Nomination Committee reviews, not less often than annually, all compensation arrangements and benefit plans covering the executive officers and key employees of Arrow and its subsidiaries and makes various recommendations and determinations on such matters. The Committee also makes recommendations to the full Board regarding those individuals the Committee believes are appropriate candidates for nomination as director at shareholder meetings or for appointment to vacant or newly created Board seats. The nomination process for directors to be elected at annual shareholders meetings typically begins early in each calendar year. Shareholders wishing to recommend a candidate for consideration by the Committee as a nominee for election at the 2004 annual meeting should contact the Corporate Secretary in writing no later than November 29, 2003.

Section 16(a) Beneficial Ownership Reporting Compliance

Arrow's executive officers and directors, as well as any 10% shareholders, are required by Section 16(a) of the Securities Exchange Act of 1934 to file reports with the SEC from time to time regarding their ownership of our stock, including changes in their stock ownership. Copies of these reports are also filed with us. Based solely on our review of these reports, together with written statements received from certain officers and directors regarding their not being required to file any such reports, we believe that all of our executive officers and directors complied with all Section 16(a) reporting requirements in 2002, except for one late filing of a report by Mr. Murphy relating to the exercise of options which was mailed timely but subject to unusual delays in delivery due to exceptional circumstances, and one late filing of a report by Mr. Van Leeuwen relating to the sale of five shares.

Compensation Committee Interlocks and Insider Participation

No member of the Compensation/Nomination Committee of the Board, which was formed in October 2002, has ever been an officer or employee of Arrow or any of its subsidiaries. However, among the members of the predecessor committee to such Committee, i.e., the Personnel Committee of the Board, is Michael F. Massiano, who, in addition to being Chairman of the Board and a consultant for Arrow, formerly served as CEO of Arrow until his retirement on December 31, 1996.

EXECUTIVE COMPENSATION

The following table sets forth information concerning total compensation and compensatory awards received in the last three years by the Chief Executive Officer and each other executive officer whose salary and bonus exceeded $100,000 in 2002:

SUMMARY COMPENSATION TABLE

Name Principal Position	Year	nnual Compensation
		(a) Salary	(b) Bonus	(c) Other Annual Compensation	(d) Number of Options	(e) All Other Compensation
Thomas L. Hoy President & Chief Executive Officer	2002	$330,000	$175,725	-	10,000	$12,215
	2001	310,000	161,944	-	10,500	11,872
	2000	275,000	106,540	-	17,640	9,287
John J. Murphy Executive Vice President, Treasurer & CFO	2002	180,000	47,326	-	7,000	12,178
	2001	167,500	53,873	-	7,350	11,618
	2000	158,000	31,451	-	7,718	8,665
John C. Van Leeuwen Senior Vice President & Chief Credit Officer	2002	122,000	19,490	-	3,500	9,116
	2001	112,500	18,845	-	3,675	8,959
	2000	105,000	12,113	-	3,308	6,752
Gerard R. Bilodeau Senior Vice President & Corporate Secretary	2002	108,000	12,850	-	3,500	7,987
	2001	103,000	15,295	-	3,675	7,715
	2000	99,000	11,326	-	3,308	5,831

Notes to Summary Compensation Table (note references are to columns):

(a) Salary: Includes base salary, including amounts that are deferred at the election of the officer under a 401(k) plan or otherwise.

(b) Bonus: Represents cash bonus for the year under Arrow's Short-Term Incentive Award Plan whether the amount is paid currently to the executives or deferred. Under the Plan, annual bonuses are paid to executives and other key employees if certain pre-established financial goals for the year are met. The Compensation/Nomination Committee (the Personnel Committee previously was charged with this responsibility) sets the performance goals each year, and, if those goals are met, determines individual grants at year-end.

(c) Other Annual Compensation: Represents the value of certain additional benefits paid to the executives during the year (so-called "perquisites"), except that if the aggregate value of these perquisites does not exceed 10% of the executive's total salary plus bonus for the year, no amount is listed. No executive received perquisites having a value exceeding 10% of the executive's salary plus bonus in any of the last 3 years.

(d) Options: Represents the number of shares subject to options granted to the executive during the year, adjusted for subsequent stock dividends. For more information on options, see the tables and notes under "Stock Options" on the next page. Arrow granted no other form of long-term incentive compensation to the named executive officers in any of the past 3 years. Although Arrow's compensatory stock plans authorize awards of restricted stock, no shares of restricted stock have been awarded thereunder.

(e) All Other Compensation: Includes (i) the value of Arrow's contributions to the ESOP for the executive, and (ii) premiums paid by Arrow for term life insurance benefiting the executive. In 2002, these amounts for the named executive officers were as follows: Mr. Hoy, $10,904 for ESOP and $1,311 for term life insurance; Mr. Murphy, $10,904 for ESOP and $1,274 for term life insurance; Mr. Van Leeuwen, $7,679 for ESOP and $1,437 for term life insurance; and Mr. Bilodeau, $6,722 for ESOP and $1,265 for term life insurance.

STOCK OPTIONS

For many years, Arrow has maintained compensatory stock plans under which executives and other key employees are eligible to receive stock-based incentive awards, including stock options. The stock options may be either tax qualified (incentive) stock options or non-qualified stock options. Information relative to stock options granted to or held by the four executives named in the Summary Compensation Table during the preceding year is set forth in the following tables:

OPTION GRANTS TABLE

Option Grants in Last Fiscal Year

Individual Grants

Name	(1) No. of Securities Underlying Options Granted	% of Total Options Granted to Employees in Fiscal Year	(2) Per Share Exercise or Base Price	(3) Expiration Date	(4) Grant Date Present Value (dollars)
Thomas L. Hoy	10,000	17.17%	$33.92	12/18/2012	$76,088
John J. Murphy	7,000	12.02	33.92	12/18/2012	53,262
John C. Van Leeuwen	3,500	6.01	33.92	12/18/2012	26,631
Gerard R. Bilodeau	3,500	6.01	33.92	12/18/2012	26,631

Notes to Stock Option Table (note references are to columns):

(1) All options listed were granted on December 18, 2002, under Arrow's 1998 Long-Term Incentive Plan. The options vest and become exercisable in 25 percent increments on each of the first four anniversaries of the date of grant. Non-qualified stock options granted to Mr. Hoy and Mr. Murphy contain a transferability feature under which each is permitted to transfer his stock options exclusively by gift and exclusively to members of his immediate family after vesting and prior to exercise.

(2) Represents 100 percent of the market value of Arrow's common stock on the date of grant, based on the average of the closing bid and asked prices per share of Arrow's common stock reported on the NASDAQ for such date.

(3) Options are subject to termination prior to the designated expiration date in the event the optionee's employment with Arrow terminates before that date, subject to a limited time period for exercise following termination of employment.

(4) The estimated grant date present value of the options has been determined by using the Black-Scholes option pricing model, a commonly used method of valuing options on the date of grant. The assumptions utilized in applying the Black-Scholes model were as follows: (a) the useful life of the options was estimated to be seven years from the date of the grant; (b) the risk-free discount rate applied for purposes of the valuation, consistent with the seven-year estimated life of the options, was the seven-year Treasury Rate as of the date of grant; (c) the volatility factor utilized was the seven-year volatility of Arrow's common stock, or 27.52 percent (volatility is calculated based on fluctuations of daily closing stock prices); (d) the forfeiture rate prior to exercise was assumed to be zero; (e) for purposes of the analysis only, the dividend yield on the common stock was assumed to be 3.24 percent.

OPTION/SAR EXERCISES AND YEAR-END VALUE TABLE

Aggregate Option/SAR Exercises in Fiscal Year 2002 and FY-End Option Values

Name	(a) Shares Acquired	(b) Value Realized	(c) Number of Unexercised Options at FY-End (Exercisable/Unexercisable)	(d) Value of Unexercised In-the-Money Options at FY-End (Exercisable/Unexercisable)
Thomas L. Hoy	29,678	$482,741	E - 74,804 U - 21,105	E - $1,054,353 U - 209,990
John J. Murphy	29,410	550,488	E - 52,523 U - 11,301	E - 874,303 U - 99,822
John C. Van Leeuwen	-0-	-0-	E - 20,103 U - 5,237	E - 250,028 U - 44,296
Gerard R. Bilodeau	-0-	-0-	E - 31,168 U - 5,237	E - 491,072 U - 44,296

KEY: E = Exercisable; U = Unexercisable

Notes to Option/SAR Exercises and Year-End Value Table (note references are to columns):

(a) The listed number of shares represents the total number of shares as to which the named executive officer exercised options or SARs during the year.

(b) Represents the difference between the market price of the shares of common stock as to which the option was exercised on the exercise date and the purchase price of such shares under the option. The market price was the average of the closing bid and asked prices for Arrow's common stock as reported on NASDAQ on the business day immediately before the exercise date.

(c) Includes options, if any, that may have been "out-of-the money" at year-end, that is, options having an exercise price per share that exceeded the market price of Arrow's common stock on such date. Listed numbers include any options that have been transferred by gift by the named executive officer to immediate family members or family trusts and remain unexercised.

(d) The dollar value of unexercised in-the-money-options at December 31, 2002, was calculated by determining the difference between the market price of the shares of common stock underlying the options at year-end and the aggregate purchase price of those shares under the options. The market price was the average of the closing bid and asked prices for Arrow's common stock as reported on NASDAQ as of December 31, 2002. Listed values include any options that have been transferred by gift by the named executive officer to immediate family members or family trusts and remain unexercised.

Notwithstanding anything to the contrary set forth in any of Arrow's previous filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, including language that might be interpreted to incorporate by reference future filings, including this proxy statement, in whole or in part, in such previous filings, the following Performance Graph, Report of Compensation/Nomination Committee on Executive Compensation and the Report of the Audit Committee shall not be incorporated by reference into any such filings.

The following graph provides a comparison, from December 31, 1997 to December 31, 2002, of the total cumulative return (assuming reinvestment of dividends) among Arrow, the Russell 2000 Index and the NASDAQ Bank Index. The historical information set forth below may not be indicative of future results.

Stock Performance Graph

TOTAL RETURN PERFORMANCE
Index	Period Ending
	12/31/97	12/31/98	12/31/99	12/31/00	12/31/01	12/31/02
Arrow Financial Corporation	100	87.97	85.07	89.08	145.97	166.85
Russell 2000	100	97.45	118.17	114.60	117.45	93.39
NASDAQ Bank Index*	100	99.36	95.51	108.95	117.97	120.61

*Source: CRSP, Center for Research in Security Prices, Graduate School of Business, The University of Chicago 2003.

Used with permission. All rights reserved. crsp.com. SNL Securities LC © 2003

REPORT OF COMPENSATION/NOMINATION COMMITTEE ON EXECUTIVE COMPENSATION

Introduction

On October 23, 2002, the Board of Directors created a new committee of the Board, the Compensation/Nomination Committee (the "Committee"). The Committee was formed to review and make certain determinations regarding executive compensation, and to make recommendations to the full Board regarding nominees for director. The Committee's duties relating to executive compensation were previously entrusted to the Personnel Committee of the Board, and its duties relating to nominations for director were previously carried out by the Board itself.

The Committee consists of Directors Hopper (Chairman), Bergstedt and Kruczlnicki, none of whom is now or has ever been an employee of the company, or has now or has ever had any significant business dealings with the company.

Importance of Sarbanes-Oxley Act of 2002

In July 2002, the Sarbanes-Oxley Act was signed into law. Among other things, the Act required publicly held companies to adopt and follow an array of good corporate governance practices. As part of its response to the Act, the Board of Directors determined to establish this Committee as a separate committee of the Board having as its principal task the oversight and approval of executive compensation. The Committee in turn has reviewed all provisions of Sarbanes-Oxley relating to executive compensation, and is carefully monitoring the regulatory implementation of these provisions, including the rules and guidelines that have been issued, and continue to be issued, by the Securities and Exchange Commission and the NASDAQ National Market System. Among other regulatory releases, NASDAQ has issued proposed guidelines regarding the structure and responsibilities of compensation committees such as this Committee, including independence requirements of committee members. As these and other guidelines and rules are finalized and become effective, the Committee will continue to revise and enhance its own structure and procedures to ensure that this Committee and the company's compensation practices generally continue to comply fully with the law and to reflect industry best practices.

The Committee also notes that the particular types of executive compensation and compensatory practices that Sarbanes-Oxley expressly outlawed or restricted, such as company loans to insiders other than normal bank loans, have never been utilized by the company.

Duties

The Committee's particular duties and responsibilities are set forth in its charter. In the area of executive compensation, the Committee's general responsibility is to review all aspects of executive compensation annually and to make appropriate determinations and recommendations. Elements of executive compensation considered by the Committee include salary, bonus, long-term incentive compensation (equity-based awards), retirement and severance arrangements, deferred compensation arrangements, and other executive benefits. The Committee has exclusive authority and discretion on all aspects of compensation paid or payable to the Chief Executive Officer (the "CEO") and other executive officers. The Committee also has exclusive authority to make all awards to executives under the company's incentive compensation plans, including the short-term incentive plan (annual bonus) and the long-term incentive plan (stock-based awards, such as stock options).

As part of its decision-making process, the Committee reviews survey data regarding executive compensation paid by peer banks plus such additional information and analysis as it may seek, at its discretion, from appropriate experts and consultants. The Committee also reviews and considers management's own recommendations on compensation.

The Committee is submitting this report summarizing its current compensation philosophy and policies, and its compensation decisions and recommendations at year-end 2002 for the executive officers generally and President and CEO Thomas L. Hoy individually. For a listing of the current executive officers, please see the Summary Compensation Table on page 8 of this proxy statement.

Compensation Philosophy

The Committee supports a three-part approach to executive compensation consisting of base salary, annual incentives (bonus) and long-term incentives (stock-based awards). Base salary is reviewed and set annually within competitive ranges established on the basis of survey data, with the specific amounts to be determined based on performance in the prior period. The annual incentive or bonus component is payable through Arrow's Short-Term Incentive Award Plan, with awards tied to the annual performance of the relevant business unit and the individual executive. The long-term incentive component of compensation is addressed through the company's compensatory stock plan, which provides for grants of stock-based awards, such as stock options, that gain value as the market price of Arrow's common stock increases. Each of these components is discussed in more detail in the following section of this Report, "Compensation Administration".

Taken as a group, these components are complementary. Salary and short-term incentive (bonus) compensation tend to be most affected by the period-to-period financial performance of the company. This provides executives with appropriate incentive to remain focused on near-term developments and immediate opportunities to improve financial results. By contrast, long-term incentive compensation (e.g., stock options) encourages management to pursue strategies for long run, consistent corporate success, and also serves to align management's interests with the most critical component of shareholder value, company stock price. By balancing compensation among these components, the Committee believes it encourages management to maintain its own balance among competing short and long-term objectives, to the ultimate benefit of shareholders.

The executive compensation program is intended to attract and retain key executives and to motivate them to help Arrow achieve increased profitability, stability and value. Year-to-year determinations regarding compensation are based on corporate and individual performance. For individual officers, types and amounts of compensation vary based upon varying levels of responsibility and individual performance. Attention is also given at the level of each executive to the compensation being paid to comparable executives by other banking organizations in Arrow's peer group.

In determining CEO compensation, the important corporate performance factors are earnings per share, return on equity and return on assets, as well as product and market expansion, and the important individual performance factors include leadership, commitment to the community and professional standing. CEO compensation at peer group banks is also a factor.

Compensation Administration

Base salaries for executive officers, including the CEO, are reviewed on an annual basis. Any base salary increases for individual executives will reflect the executive's contributions to Arrow's overall performance, the range of salaries being paid by peer banks to executives of comparable positions and reported median increases for such executives in the banking industry and industry in general. The Committee has sole authority to approve the CEO's salary and salaries for the other executives.

Annual incentive compensation for executives is addressed through Arrow's Short-Term Incentive Award Plan. The payment of year-end bonuses generally depends upon whether the company meets pre-established financial performance levels for the year. The Committee works with senior management at the beginning of each year to establish the threshold performance levels under the plan for that year and possible additional target levels above the threshold levels. The Committee gives final approval to the target levels. Typically, threshold and target performance levels are based on internal projections of operating earnings exclusive of nonrecurring items. If the pre-established threshold levels are met, the executives are eligible for bonuses. The size of individual bonuses may vary depending on the extent to which threshold or higher levels are exceeded and on certain objective and subjective measures of individual performance. Target performance levels may be reviewed and revised during the year, with the Committee's approval, if special circumstances arise such as major corporate transactions, unforeseen significant changes in the local or national economy, or industry-wide developments. At year-end, if the targets established under the plan have been met, the Committee determines whether executives will receive plan bonuses for the year and, if so, the size of the bonus awarded to each executive.

Long-term incentive compensation for executives and other employees is addressed through Arrow's compensatory stock program. This program provides for the grant of stock-based compensatory awards, such as stock options, the value of which is directly dependent on the market performance of Arrow's common stock over an extended period of time. All compensatory stock awards granted at year-end 2002 to executives and other key employees were issued under Arrow's 1998 Long-Term Incentive Plan, which was approved by shareholders at the 1998 annual meeting. The 1998 plan authorizes the grant of awards for up to 454,746 shares, as adjusted, of which 267,435 shares currently remain available for future grants.

Under the plan, the Committee has the sole discretion to select which executives or other key employees are to receive awards, based on individual and company-wide performance factors, as well as the particular types and amounts of awards. Under the plan, awards may take the form of stock options or shares of restricted stock. Stock options granted under the plan must have an exercise price not less than the market price of Arrow's common stock on the date of grant and may be exercised only after a designated vesting date and then only for so long as the optionee remains employed by Arrow (or for a short period of time following termination of employment). Essentially, this means that executives who receive options realize gain only if Arrow's stock price increases during the life of the option and only if the executive continues to be employed with Arrow. Heretofore, the Committee has granted stock options, but not restricted stock, under the plan and expects that stock options will continue to be the predominant, if not the exclusive means of providing long-term incentive compensation to executives.

Section 162(m) of the Internal Revenue Code (the "Code"), disallows a tax deduction to public companies for compensation exceeding $1 million paid to certain top executives in any one year, other than exempt compensation. Any gain to executives on their stock options will qualify as exempt compensation under Section 162(m). Nevertheless, the Committee does not believe the statutory ceiling on deductible compensation will be relevant to Arrow or its executives in the foreseeable future.

At the same time that the Committee reviews salary, bonus and long-term compensation for executives, it also reviews other forms of executive compensation, including retirement and supplemental retirement benefits, severance and change-in-control agreements, and other executive benefits intended to promote company business, such as company automobiles. Overall, the Committee believes that executive management should receive a package of such additional compensation elements sufficient to permit executives to perform their functions in the expected manner and comparable to compensation packages provided to executives by top performing peer banks.

Committee Decisions at Year-End 2002

The Committee was created by the Board of Directors in October 2002 and held its first meeting on December 18, 2002. Each of the members of the Committee are serving or previously served as a member of the Personnel Committee, which was responsible for overseeing executive compensation prior to creation of the Committee. As a consequence, the Committee members were already aware on an individual basis of the various considerations and background surveys and data that had formed the company's decisions on executive compensation in prior years. The Committee members were aware, for example, of the reviews of executive compensation performed for Arrow in 2001 and 2000 by L.R. Webber Associates, Inc., a management services firm, and the recommendations arising out of those reviews. It was also aware of prior peer group studies on executive compensation used in determining compensation in earlier years.

At its December 2002 meeting, the Committee also reviewed updated information on the types and amounts of compensation paid to senior executives by various other banking organizations of differing sizes.

In reaching its conclusions on executive compensation at year-end 2002, the Committee also considered the financial performance of the company during the year. As in preceding years, the company's results were very strong, including significant earnings per share and total asset growth and return on equity and return on assets both improving over the prior year ratios, in each case substantially exceeding industry averages. In addition, asset quality continued to be very strong. The combination of excellent growth, earnings, and asset quality represents a substantial achievement by management, in the Committee's view. Moreover, the Committee believes Arrow is well positioned to continue as a top-performing financial institution.

Although 2002 was a difficult market for most equities, because of the Company's financial performance, Arrow's common stock price fared much better than the market in general. As a general matter, the Committee continues to believe that financial performance of the sort experienced by Arrow in 2002 will correlate over time with higher market values, with consequent benefit to shareholders.

In light of the strong financial results achieved under management's leadership in 2002, and the fact that the company is well positioned for the future, the Committee approved salary increases, annual bonuses and stock-based awards for the executives as a group at year-end 2002. The individual components of executive compensation thus determined are discussed more fully below.

Salary

In its determination on executive salary levels, the Committee noted that company executives, including CEO Thomas L. Hoy, continue to be at or below the average salaries paid to comparable officers by the company's peer banks, particularly if the comparison is to peer banks that have achieved similarly superior financial results. Thus, the Committee approved a salary increase of 3.0% for Mr. Hoy and salary increases for the other executive officers at year-end 2002 ranging from 6.5% to 11.1%.

Bonuses

Operating earnings in 2002 exceeded the threshold levels established earlier in the year by the Committee under the Short-Term Incentive Award Plan. As a result, the Committee approved annual bonuses for the executive officers as well as other key employees covered under this plan. The individual bonuses received by the executive officers are listed in the Summary Compensation Table on page 8 of the proxy statement.

Stock Plan Grants

The Committee determined at year-end 2002 to make modest grants of stock options to the executive officers, similar in amounts to the grants awarded them in prior years. All of these options were granted on December 18, 2002 at an exercise price of $33.92. The number of options awarded to each named executive in the Summary Compensation Table on page 8 is included in column (d) of the table and the estimated value of those options is included in column (4) of the Option Grants Table on page 9 of the proxy statement.

COMPENSATION/NOMINATION COMMITTEE

Kenneth C. Hopper, M.D., Chairman

Jan-Eric O. Bergstedt

David G. Kruczlnicki

REPORT OF THE AUDIT COMMITTEE

The Audit Committee of the Board of Directors of Arrow Financial Corporation (the "Committee") is composed of Directors Bergstedt (Chairman), Carusone, Hopper, Little, and Reisman. The basic function of the Committee is to oversee the company's accounting, auditing and financial practices. The particular duties and obligations of the Committee are set forth in its charter. Committee members are not responsible for conducting auditing or accounting procedures. Management has the responsibility for the preparation of Arrow's consolidated financial statements and the independent auditors have the responsibility for the audit of these consolidated statements.

In carrying out its duties, the Committee is authorized to retain any independent experts, consultants or advisors it may require. The Committee also annually reviews its own charter.

Impact of Sarbanes-Oxley Act of 2002

In July 2002, Congress passed the Sarbanes-Oxley Act, a wide-ranging law that required, among other things, the adoption of enhanced corporate governance procedures by publicly held companies. As a result of the Act, the particular duties and responsibilities of the Committee have considerably expanded. The Committee has reviewed all provisions of the Act that pertain to it and to the accounting and auditing function of the company generally, and is actively monitoring the implementing regulations and interpretative guidelines that are being issued under the Act by the Securities and Exchange Commission and NASDAQ. When this regulatory implementation process has been completed, the Committee will recommend to the full Board of Directors appropriate changes to the Committee's charter, clarifying both new and pre-existing duties. The Committee continues to oversee the development of new or enhanced control procedures in the company's accounting and auditing functions, consistent with the emerging regulatory guidance and industry best practices.

Company Relationship with Independent Auditors

A principal responsibility of the Committee that the Sarbanes-Oxley Act has reinforced is oversight and control of the relationship between the company and its independent auditors. Under the Act, the Committee is solely responsible for retaining the independent auditors and determining the terms and conditions of the auditors' engagement including the scope of engagement and the auditors' fees. The Committee also is responsible for reviewing the independence of the independent auditors and for approving any non-audit services to be performed by the independent auditors and related fees. The independent auditors report directly to the Committee, which meets with them on a regular basis, in separate executive session when appropriate.

Internal Auditing Matters; Other Responsibilities

The Committee is responsible for overseeing the internal audit function, including budget and staffing. As a result of Sarbanes-Oxley, the Committee also has assumed new duties in the area of compliance oversight. Among these new duties is the establishment and oversight of internal procedures that will enable employees to express any concerns they may have on questionable accounting or auditing matters on a confidential and anonymous basis.

Committee Membership

Acting under the Sarbanes-Oxley Act, the Securities and Exchange Commission and NASDAQ are in the process of establishing enhanced independence and financial sophistication requirements for members of audit committees. The Committee's membership meets all current regulatory requirements and the membership of the Committee will continue to be configured to meet the enhanced requirements when finalized. Under current standards, Committee members must be financially literate and must not have been employees of, or had significant business relationships with, Arrow or its affiliates for at least three years.

Committee Actions at Year-End 2002

The Committee has reviewed and discussed Arrow's audited consolidated financial statements for 2002 with management and with KPMG LLP, the independent auditors. The Committee has discussed with KPMG the matters required to be discussed by Statement on Auditing Standards No. 61, "Communication with Audit Committees". The Committee has approved the engagement of KPMG as independent auditors for 2003 and the scope of their engagement. In this context, the Committee also has received from KPMG the written disclosures and the letter required by Independence Standards Board Standard No. 1, "Independence Discussions with Audit Committees", relating to auditor independence, and has discussed with KPMG the firm's independence. Based upon the Committee's review and discussions noted above, the Committee has recommended to the Board of Directors that the audited consolidated financial statements of Arrow Financial Corporation and its subsidiaries be included in the Annual Report on Form 10-K for the year ended December 31, 2002, filed with the Securities and Exchange Commission.

AUDIT COMMITTEE

Jan-Eric O. Bergstedt, Chairman

John J. Carusone, Jr.

Kenneth C. Hopper, M.D.

Elizabeth O'C. Little

Richard J. Reisman, D.M.D.

______________________________

Independent Auditors' Fees

The following table sets forth the aggregate fees billed to Arrow during the fiscal year ended December 31, 2002, by Arrow's independent auditors, KPMG LLP:

Audit Fees	$130,500
Financial Information Systems Design and Implementation Fees	- 0 -
All Other Fees	170,088 (a) (b)

(a) Includes $114,278 for review of information technology infrastructure, security assessment and assistance with security framework development, $40,385 for tax return preparation and reviews, $8,525 for non-routine tax services, primarily tax planning and research, $3,900 for advisory services rendered to NC Financial Services, Inc., an insurance agency, and $3,000 for certain collateral review procedures required by the Federal Home Loan Bank of New York.

(b) The Audit Committee has considered whether the provision of these services is compatible with maintaining KPMG's independence.

EMPLOYMENT CONTRACTS

Thomas L. Hoy, President and Chief Executive Officer of Arrow, and John J. Murphy, Executive Vice President, Treasurer, and Chief Financial Officer of Arrow, are serving under three year employment agreements, entered into as of January 1, 2003. The agreements replaced similar agreements previously entered into with these executives. Under the agreements, the executives are guaranteed their current annual base salary and certain other benefits for the duration of the agreements. The agreements also specify that on or before each December 31st during the term of the agreements, the Compensation/Nomination Committee will consider and vote upon a proposal to replace the agreements with new three year employment agreements having similar conditions and benefits. Also under the agreements, in the event of a change-in-control of Arrow (as defined in the agreement) or if the executives are assigned less significant duties, they may elect early retirement and receive an amount payable in installments (or in a lump sum, in the event of financial hardship) equal to approximately three times their base salaries (as defined in the agreements) at the time of the change-in-control or reassignment. If any payment under the agreement results in the executive becoming subject to a so-called "golden parachute" tax under applicable tax law, he will receive additional payments so that his net after-tax benefit is equal to the benefit he would receive if no such tax applied to him. The agreements also contain non-competition provisions that may be triggered upon termination of employment. In addition, Mr. Hoy's agreement includes a death benefit under which, in the event of his death during the term of the agreement, his beneficiary will receive a lump sum payment equal to Mr. Hoy's base salary at such time.

Arrow has entered into change-in-control agreements with two of the executive officers, John C. Van Leeuwen, Senior Vice President and Chief Credit Officer, and Gerard R. Bilodeau, Senior Vice President and Corporate Secretary. These agreements are similar to the change-in-control provisions of the employment agreements with Mr. Hoy and Mr. Murphy, described above. However, under Mr. Van Leeuwen's and Mr. Bilodeau's agreements, if there is a change-in-control of Arrow, they would be entitled to receive lump sum cash payments equal to two years' base salary, plus certain continuing insurance coverage.

COMPENSATION OF DIRECTORS

The Compensation/Nomination Committee makes recommendations to the full Board regarding the fees directors and committee members receive for their services. The full Board is ultimately responsible for establishing their compensation. Directors who are also executive officers of Arrow do not receive any form of compensation or directors' fees for serving on the Board or any committee thereof.

Each non-officer director of Arrow currently receives for his or her services as a director a fee of $500 per quarterly Board meeting attended, $450 per meeting of each committee (other than the Executive Committee) attended, and an annual retainer fee of $7,500, $2,500 of which is paid in shares of Arrow's common stock. Chairpersons of Board committees (other than the Executive Committee) receive an additional annual cash retainer of $1,500. Non-officer directors of the subsidiary banks receive a fee of $400 per bank board meeting attended and also receive a fee of $350 for each bank committee meeting attended and an annual retainer of $4,000, $1,000 of which is paid in shares of Arrow's common stock.

Arrow maintains an unfunded Directors Deferred Compensation Plan, in which independent, non-officer directors of Arrow and its subsidiaries may participate. Under this plan, each such director is able to make an irrevocable election to defer, during his or her term of office, all or a portion of his or her directors' fees. The account of a participating director is credited with the dollar amount of the director's deferred fees and with quarterly interest payments on the balance at a rate equal to the best rate being paid from time to time by Glens Falls National Bank and Trust Company on its Individual Retirement Account Certificates of Deposit. Directors who participate in the Directors Deferred Compensation Plan receive payments from their accounts in cash, either in a lump sum or in annual installments, commencing at a preselected deferral date. In 2002, three directors of Arrow participated in the plan.

Mr. Massiano, former Chief Executive Officer and President of Arrow, currently serves under a consulting agreement pursuant to which Mr. Massiano provides certain consulting and advisory services to Arrow upon request from management. Under the agreement, Mr. Massiano receives no additional monetary compensation but is reimbursed for expenses incurred and continues to be deemed an employee solely for purposes of the stock awards previously granted to Mr. Massiano under Arrow's compensatory stock plans, such that options granted to him thereunder continue to be exercisable by him.

PENSION PLAN

Arrow maintains a tax-qualified Retirement Plan (the "Retirement Plan") for eligible employees. The Retirement Plan covers employees of Arrow and all subsidiaries who have attained the age of 21 and have completed one year of service.

In 2002, the Company converted the Retirement Plan's benefit formula from a "final pay" formula typical of defined benefit plans to a "cash balance" formula. The new formula automatically applies to all employees who first become eligible to participate in the plan on or after January 1, 2003. Those who were already participating on December 31, 2002, were allowed to make a one-time irrevocable election either to have their plan benefits calculated under the new cash balance formula beginning January 1, 2003, or to continue to use the old final pay formula until their retirement.

Participants who chose to convert to the cash balance formula were credited with an opening balance on January 1, 2003, based upon the lump-sum present value on that date of their accrued plan benefits under the old formula. For each future year of the participant's covered service, the participant receives a credit to the account, known as a service credit, equal to a percentage, which ranges from six to twelve percent of the participant's annual eligible compensation, depending on the participant's age. For all employees who first become eligible to participate in the plan on or after January 1, 2003, the service credit will be and remain six percent regardless of their age. The amount of the annual service credit is subject to limitations under the Internal Revenue Code ("IRC"), as amended. Each participant also receives each year an interest credit equal to the account total at the beginning of the plan year multiplied by a fixed rate of interest for the year, which is based on the 30-year U.S. Treasury Rate in effect for November of the prior year. Under the cash balance formula, retirement benefits are based on the accrued total amount in the participant's account at retirement.

For those participants who elected to continue their participation under the final pay formula, retirement benefits will be calculated as before. Under the final pay formula, retirement benefits are based on the participant's average annual earnings for the highest consecutive five-year period within the last ten years of service and the participant's number of years of benefit service. Payments under the final pay formula normally are calculated as straight-life annuity amounts although participants may make certain alternative elections upon retirement. Benefits payable under the final pay formula also are subject to certain limits under the IRC.

Eligible compensation under the plan, under either benefit formula, includes salary, overtime, sick pay, bonuses, and certain other cash and non-cash benefits. Eligible compensation under the plan during 2002 for the named executive officers in the Summary Compensation Table on page 8 includes all of the compensation listed in columns (a) and (b) of the Summary Compensation Table, plus certain term insurance premiums paid on behalf of the executive officers (included in column (e) of the Table) plus certain amounts not included in the Table (i.e., the dollar value of the discounted share price for Arrow shares purchased by the executive officers under the Director, Officer and Employee Stock Purchase Plan, the dollar value of limited perquisites provided by Arrow to the named executive officers, and any compensation realized by them upon exercise of non-qualified stock options).

At year-end 2002, company executives Hoy, Murphy and Bilodeau elected to convert their participation under the Retirement Plan to the new cash balance formula. Their beginning account balances at January 1, 2003 under the new formula were $623,031, $551,636, and $409,659, respectively. For plan year 2003, these executives will receive a service credit to their accounts equal to 12%, 10% and 12%, respectively, of their eligible compensation for the year, based on their ages. Company executive Van Leeuwen elected at year-end 2002 to continue under the final pay formula of the plan. At that time, he had 17 years of benefit service under the plan.

Arrow also maintains an unfunded Select Executive Retirement Plan ("SERP"), which contains both a qualified retirement plan supplement feature and a non-qualified retirement bonus feature. The qualified plan supplement feature provides, to those senior officers who are selected for this feature, either a right to receive on an annual basis a supplemental credit to their unfunded qualified plan account, if they are participating in the Retirement Plan under the cash balance formula, assuming they would be due a supplemental credit in the absence of IRC limitations, or, if they are participating in the Retirement Plan under the final pay formula, a right to receive upon retirement the amounts that would have been received by them under the Retirement Plan (and the company's Employee Stock Ownership Plan) but were not received under such plan(s) because of IRC limitations. The second SERP feature, the non-qualified retirement bonus feature, provides for those senior officers who are selected for this feature additional payments upon their retirement, typically structured as post-retirement installment payments, the amounts of which are determined on a case-by-case basis by the Compensation/ Nomination Committee of the Board of Directors. Executives Hoy and Murphy have been selected to participate in both features of the SERP. They will receive, under the qualified plan supplement feature, an additional retirement benefit that would have been payable in the absence of IRC limitations. They also will receive, under the non-qualified retirement bonus feature, additional payments on their retirement equal to the additional amounts they would have received under the Retirement Plan had they been employed for three additional years beyond their actual retirement date.

Based upon their current eligible compensation and assuming retirement at age 65, executives Hoy and Murphy would receive upon retirement combined annual benefit payments under the Retirement Plan and the SERP of approximately $369,039 and $272,967, respectively. Based upon his current eligible compensation and assuming retirement at age 65, Mr. Bilodeau would receive upon retirement an annual benefit payment under the Retirement Plan of approximately $68,571.

The table below represents estimated annual retirement benefits payable under the final pay formula of the company's Retirement Plan to participants, such as Mr. Van Leeuwen, who have chosen to continue to use this formula.

Estimated Annual Pension Under the Final Pay Formula

Based on Years of Service Indicated

For Those Retiring at Age 65 in 2003

Average Annual Earnings For Last 5 Years of Service	Total Years of Service
	10	15	20	25
$50,000	$ 6,652	$ 9,827	$13,103	$16,379
100,000	15,302	22,952	30,603	38,254
150,000	24,052	36,077	48,103	60,129
200,000	32,802	49,202	65,603	82,004

Amounts payable to executives under the Retirement Plan and the SERP are not subject to offset for Social Security benefits.

TRANSACTIONS WITH DIRECTORS, OFFICERS AND ASSOCIATES

During calendar year 2002 several of our directors and executive officers, as well as members of their immediate families and various corporations, organizations, trusts and estates with which these individuals are associated, had outstanding loans from our subsidiary banks in amounts of $60,000 or more. All such loans when made were made in the ordinary course of business, did not involve more than normal risk of collectability or present other unfavorable features, and were made on substantially the same terms, including interest rates and collateral requirements, as those prevailing at the same time for comparable loan transactions by the lending bank with unaffiliated persons. As of December 31, 2002, no such loan was classified as a non-accrual, past due, restructured or potential problem loan.

The proxy statement for the company's 2002 annual meeting of shareholders disclosed that a borrower with ties to the company, Health Visions, Inc. ("Health Visions"), had outstanding loans (plus accrued but unpaid interest) from one of the company's subsidiary banks of $754,480 at year-end 2001 and that these loans were non-performing at the time. The entire principal amount of these loans, together with all interest thereon, was repaid in full by Health Visions on December 20, 2002. A director of the company, David G. Kruczlnicki, is President, Chief Executive Officer and a director of Health Visions and of the parent company of Health Visions, Adirondack Health Services, Inc. ("AHS"), which is a not-for-profit corporation. Another director of the company, Michael F. Massiano, is also a director of AHS. No other director or officer of the company or any of its subsidiaries serves as a director or officer of either Health Visions or AHS. The company's loans to Health Visions, when made, were extended on normal terms and conditions and did not involve any special risk of collectability or forfeiture.

Director John J. Carusone, Jr. is an attorney in the firm of Carusone and Carusone, Saratoga Springs, New York. During 2002, Mr. Carusone's firm rendered legal services to our subsidiary, Saratoga National Bank and Trust Company, on a variety of matters, for which the firm billed at its regular rates.

Outside of these and other normal customer relationships, none of Arrow's insiders (or members of their immediate families) presently maintains or has maintained since January 1, 2002, directly or indirectly, any significant business or personal relationship with Arrow other than such as might arise by virtue of his/her position with, or ownership interest in, Arrow.

INDEPENDENT AUDITORS

KPMG LLP, Certified Public Accountants, were the independent auditors for Arrow for the year ended December 31, 2002. The Audit Committee has selected KPMG as independent auditors for 2003. Representatives of KPMG LLP are expected to be present at the meeting. They will have an opportunity to make a statement if they so desire, and are expected to be available to respond to appropriate questions from shareholders.

HOUSEHOLDING OF MATERIALS

In some instances, only one copy of this proxy statement is being delivered to multiple shareholders sharing an address, unless the company has received instructions from one or more of the shareholders to continue to deliver multiple copies. Upon oral or written request, we will promptly deliver a separate copy of the proxy statement to any shareholder. If you wish to receive a separate copy of the proxy statement, you may call us at (518) 745-1000, Ext. 243 or send a written request to Mr. Gerard R. Bilodeau, Corporate Secretary, Arrow Financial Corporation, 250 Glen Street, Glens Falls, New York 12801 or send an electronic request to gbilodeau@arrowbank.com. If you have received only one copy of the proxy statement and wish to receive a separate copy for each shareholder in the future, you may contact us in the manners listed above. Alternatively, shareholders sharing an address who now receive multiple copies of the proxy statement may request delivery of a single copy, also by contacting us in the manners listed above.

OTHER MATTERS

The Board of Directors of Arrow is not aware of any other matters that may come before the meeting. However, the proxies may be voted with discretionary authority with respect to any other matters that may properly come before the meeting.

By Order of the Board of Directors

GERARD R. BILODEAU

Corporate Secretary

March 28, 2003

Proxy

Arrow Financial Corporation

250 Glen Street

Glens Falls, N.Y. 12801

Annual Meeting of Shareholders - April 30, 2003

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF ARROW FINANCIAL CORPORATION.

The undersigned shareholder(s) of Arrow Financial Corporation, a New York corporation, (the "Company") hereby appoint(s) Richard J. Bartlett, Esq. and George C. Frost, or either of them, with full power to act alone, the proxies of the undersigned, with full power of substitution and revocation, to vote all the shares of Common Stock of the Company, which the undersigned is entitled to vote, at the Annual Meeting of Shareholders of the Company to be held at the Queensbury Hotel, Maple and Ridge Streets, Glens Falls, New York 12801, at 10:00 a.m. on Wednesday, April 30, 2003, and at any adjournment thereof, with all powers the undersigned would possess if personally present as follows:

(Continued and to be Signed on Reverse Side.)

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF DIRECTORS. PLEASE COMPLETE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE X
1. Election of Directors	Nominees:
(box) FOR ALL NOMINEES	(circle) John J. Carusone, Jr.	Class B (term expiring in 2006)
(box) WITHHOLD AUTHORITY FOR ALL NOMINEES	(circle) David G. Kruczlnicki	Class B (term expiring in 2006)
(box) FOR ALL EXCEPT	(circle) David L. Moynehan	Class B (term expiring in 2006)
(See instructions below)

Instruction: To withhold authority to vote for any individual nominee(s), mark "FOR ALL EXCEPT" and fill in the circle next to each nominee you wish to withhold, as shown here: (filled in circle)

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. (box)

You are requested to complete, date and sign this card and return this Proxy promptly to:

American Stock Transfer & Trust Company

59 Maiden Lane

New York, NY 10038

This Proxy will be voted as directed herein. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED "FOR" PROPOSAL 1. If any other business is properly presented at the Annual Meeting, or any adjournments thereof, this Proxy will be voted at the discretion of the proxies or in accordance with the recommendation of Arrow's Board of Directors. The undersigned hereby revoke(s) any proxies heretofore given by the undersigned to vote at the Annual Meeting or any adjournments thereof.

Signature of Shareholder

Date

Signature of Shareholder

Date

Note: This proxy must be signed exactly as the name appears hereon. When shares are held jointly, each holder should sign. When signing as executor, administrator, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.